Exhibit 10.16

LOAN AND SECURITY AGREEMENT
SYNAPTICS INCORPORATED

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     This LOAN AND SECURITY AGREEMENT dated August 30, 2001, between SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and SYNAPTICS INCORPORATED (“Borrower”), whose address is 2381 Bering Drive, San Jose, California 95131 provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS

     Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.

2	LOAN AND TERMS OF PAYMENT

2.1	Promise to Pay.

     Borrower promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

2.1.1	Revolving Advances.

     (a) Bank will make Advances not exceeding (i) the lesser of (A) the Committed Revolving Line or (B) the Borrowing Base, minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (iii) the FX Reserve, and minus (iv) all amounts for services utilized under the Cash Management Services Sublimit. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

     (b) To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 12:00 p.m. Pacific time on the Business Day the Advance is to be made. Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form attached as Exhibit B. Bank will credit Advances to Borrower’s deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance.

     (c) The Committed Revolving Line terminates on the Revolving Maturity Date, when all Advances are immediately payable.

2.1.2	Letters of Credit Sublimit.

     Bank will issue or have issued Letters of Credit for Borrower’s account not exceeding (i) the lesser of the Committed Revolving Line or the Borrowing Base minus (ii) the outstanding principal balance of the Advances minus all amounts for services utilized under the Cash Management Services Sublimit, minus the FX Reserve; however, the face amount of outstanding

Letters of Credit (including drawn but unreimbursed Letters of Credit) may not exceed $4,200,000. Each Letter of Credit will have an expiration date of no later than 180 days after the Revolving Maturity Date, but Borrower’s reimbursement obligation will be secured by cash on terms acceptable to Bank at any time after the Revolving Maturity Date if the term of this Agreement is not extended by Bank. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

2.1.3	Foreign Exchange Sublimit.

     If there is availability under the Committed Revolving Line and the Borrowing Base, then Borrower may enter in foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”). Bank will subtract 10% of each outstanding FX Forward Contract from the foreign exchange sublimit which is a maximum of $4,200,000 (the “FY, Reserve”). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve. Bank may terminate the FX Forward Contracts if an Event of Default occurs and is continuing.

2.1.4	Cash Management Services Sublimit.

     Borrower may use up to $4,200,000 for Bank’s business credit card services identified in various cash management services agreements related to such services (the “Cash Management Services”). All amounts Bank pays for any Cash Management Services will be treated as Advances under the Committed Revolving Line.

2.2	Overadvances.

     If Borrower’s Obligations under Section 2.1.1, 2.1.2, 2.1.3 and 2.1.4 exceed the lesser of either (i) the Committed Revolving Line or (ii) the Borrowing Base, Borrower must immediately pay Bank the excess.

2.3	Interest Rate, Payments.

     (a) Interest Rate. Advances accrue interest on the outstanding principal balance at a per annum rate of 0.5 percentage points above the Prime Rate. After an Event of Default and during the continuance of an Event of Default, Obligations accrue interest at 5 percent above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes. Interest is computed or, a 360 day year for the actual number of days elapsed.

     (b) Payments, Interest due on the Committed Revolving Lien. is payable on the 14th of each month. Bank may debit any of Borrower’s deposit accounts including Account Number                     for principal and interest payments owing or any amounts Borrower owes Bank. Bank will promptly notify Borrower when it debits Borrower’s accounts. These debits are not a set-off. Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.4	Fees.

     Borrower will pay:

     (a) Facility Fee. A fully earned, non-refundable Facility Fee of $20,000 due on the Closing Date; and

     (b) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and reasonable expenses) incurred through and after the date of this Agreement are payable when due.

3	CONDITIONS OF LOANS

3.1	Conditions Precedent to initial Credit Extension.

     Banks obligation to make the initial Credit Extension is subject to the condition precedent that:

     (a) It receive the agreements, documents and fees it requires; and

     (b) Bank completes a Collateral audit with results satisfactory to Bank.

3.2	Conditions Precedent to all Credit Extensions.

     Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

     (a) timely receipt of any Payment/Advance Form; and

     (b) the representations and warranties in Section 5 must be materially true on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain materially true.

4	CREATION OF SECURITY INTEREST

4.1	Grant of Security Interest.

     Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents, Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. After an Event of Default and continuance of an Event of Default, Bank may place a “hold” on any deposit account pledged as Collateral. Notwithstanding the foregoing, the security interest granted herein does not extend to and the term “Collateral” does nor include any license or contract rights to the extent (i) the granting of a security interest in it would be contrary to applicable law, or (ii) that such rights are nonassignable by their terms (but only to the extent such prohibition is enforceable under applicable law, including, without limitation, Section 9318(4) of the Code) without the consent of the licensor or other party (but only to the extent such consent has not been obtained). Except as disclosed on the Schedule, Borrower is not a party to, nor is bound by any license or other agreement that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property. Without prior notice to Bank, Borrower shall not enter into, or become bound by, any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition, Borrower shall take such steps as Bank reasonably requests to obtain the consent of or waiver by, any person whose consent or waiver is necessary for such licenses or contract rights to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future. If this Agreement is terminated, Bank’s lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.

4.2	Authorization of File.

     Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank’s interest in the Collateral.

5	REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants as follows:

5.1	Due Organization and Authorization.

     Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Borrower has not changed its state of formation or its organizational structure or type or any organizational number (if any) assigned by its jurisdiction of formation.

     The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2	Collateral.

     Borrower has good title to the Collateral, free of Liens except Permitted Liens. Borrower has no other deposit account, other than the deposit accounts described in the Schedule. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as at a warehouse). In the event that Borrower, after the date hereof, intends to store or otherwise deliver the Collateral to such a bailee, then Borrower will provide notice to the Bank.

Borrower has no notice of any actual imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate, All Inventory is in all material respects of good and marketable quality, free from material defects. Borrower is the sole owner of the Intellectual Property, except for licenses granted to its customers in the ordinary course of business. Each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and to the Borrower’s knowledge no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Change.

5.3	Litigation.

     Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers and legal counsel, threatened by or against Borrower or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4	No Material Adverse Change in Financial Statements.

     All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations, There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5	Solvency.

     The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left, with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6	Regulatory Compliance.

     Borrower is not an “investment company” or a company “controlled” by an “investment company,” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors), Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7	Subsidiaries.

     Borrower does not own any stock, partnership interest or other equity securities except for Permitted investments.

5.8	Full Disclosure.

     No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading. It being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6	AFFIRMATIVE COVENANTS

     Borrower will do all of the following for so long as Bank has an obligations to lend, or there are outstanding Obligations:

6.1	Government Compliance.

     Borrower will maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower’s business or operations. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2	Financial Statements, Reports, Certificates.

     (a) Borrower will deliver to Bank: (i) as soon as available, but no later than 30 days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than 120 days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to by Bank on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $250,000 or more; (iv) budgets, sales projections, operating plans or other financial information Bank reasonably requests; and (v) prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not shown in any intellectual property security agreement between Borrower and Bank or knowledge of an event that materially adversely affects the value of the Intellectual Property.

     (b) Within 30 days after the last day of each month, Borrower will deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit C, with aged listings of accounts receivable by due date, including payment terms, and accounts payable by due date, including payment terms.

     (c) Within 30 days after the after day of each month, Borrower will deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D.

     (d) Allow Bank to audit Borrower’s Collateral at Borrower’s expense, provided each audit shall not exceed $1,500. Such audits will be conducted no more often than every year unless an Event of Default has occurred and is continuing.

6.3	Inventory; Returns.

     Borrower will keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors will follow Borrower’s customary practices. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims, that involve more than $250,000.

6.4	Taxes.

     Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments and will deliver to Bank, on demand, appropriate certificates attesting to the payment except those being contested in good faith with adequate reserves under GAAP.

6.5	Insurance.

     Borrower will keep its business and the Collateral insured for risks and in amounts, as Bank may reasonably request, insurance policies will be in a form with companies, and in amounts that are satisfactory to Bank in Bank’s reasonable discretion. All property policies will have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 days notice before canceling its policy. At Bank’s request, Borrower will deliver certified copies of policies and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default has occurred and is continuing, then, at Bank’s option, proceeds payable under any policy will be payable to Bank on account of the Obligations.

6.6	Primary Accounts.

     Borrower will maintain its primary banking relationship with Bank, which relationship shall include Borrower maintaining account balances in any accounts at or through Bank representing at least 50% of all account balances of Borrower at any financial institution.

6.7  Financial Covenants.

Borrower will maintain as of the last day of each month:

     (i) Quick Ratio. A ratio of Quick Assets to Current Liabilities of at least 1.25 to 1.00.

     (ii) Profitability. Borrower will have a minimum net profit on a three month rolling average of $1 for each month.

6.8	Registration of Intellectual Property Rights.

     Borrower will register with the United States Patent and Trademark Office or the United States Copyright Office its Intellectual Property which the Board of Directors of Borrower deems, in good faith, appropriate for the development of Borrower’s business and additional intellectual Property rights developed or acquired including revisions or additions with any product before-the sale or licensing of the product to any third party.

     Borrower will (i) protect, defend and maintain the validity and enforceability of the Intellectual Property and promptly advise Bank in writing of material infringements and (ii) allow any Intellectual Property to be abandoned, forfeited or dedicated to the public with notification to Bank.

6.9	Further Assurances.

     Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7	NEGATIVE COVENANTS

     Borrower will not do any of the following without Bank’s prior written consent, which will not be unreasonably withheld, for so long as Bank has an obligation to lend and there are any outstanding Obligations:

7.1	Dispositions.

     Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, al or any part of its business or property, except for Transfers (i) of inventory in the ordinary course of business; (ii) of licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii)

of worn-out or obsolete Equipment; and (iv) other Transfers which in the aggregate do not exceed $250,000 in any fiscal year.

7.2	Changes in Business, Ownership, Management or Locations of Collateral.

     Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a material change in its ownership or management of greater than 25% of Borrower’s Board of Directors (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies the venture capita] investors prior to the closing of the investment). Borrower will not, without at least 30 days prior written notice, relocate its chief executive office, change its state of formation (including reincorporation), change its organizational number or name or add any new offices or business locations (such as warehouses) in which Borrower maintains or stores over $5,000 in Collateral.

7.3	Mergers or Acquisitions.

     Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (i) no Event of Default has occurred and is continuing or would result from such action including the term of this Agreement; (ii) such transactions do not in the aggregate exceed $10,000,000; or (iii) such transaction would not result in a decrease of more than 25% of Tangible Net Worth. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4	Indebtedness.

     Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5	Encumbrance.

     Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted here, subject to Permitted Liens.

7.6	Distributions; Investments.

     Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so. Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock except for repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed $250,000 in the aggregate in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases.

7.7	Transactions with Affiliates.

     Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a nonaffiliated Person.

7.8	Subordinated Debt.

     Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank’s prior written consent.

7.9	Compliance.

     Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction. as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other Jaw or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8	EVENTS OF DEFAULT

     Any one of the following is an Event of Default:

8.1	Payment Default.

     If Borrower fails to pay any of the Obligations within 5 days after their due date. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2	Covenant Default.

     If Borrower does not perform any obligation in Section 6 or violates any covenant in Section 7 or does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within 20 days after it occurs, or if the default cannot be cured within 20 days or cannot be cured after Borrower’s attempts within 20 day period, and the default may be cured within a reasonable time, then Borrower has an additional period (of not more than 45 days) to attempt to cure the default. During the additional time, the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

8.3	Material Adverse Change.

     If there (i) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower, or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) is a material impairment of the value or priority of Bank’s security interests in the Collateral.

8.4	Attachment.

     If any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within 10 days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);

8.5	Insolvency.

     If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 45 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

8.6	Other Agreements.

     If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $250,000 or that could cause a Material Adverse Change;

8.7	Judgments.

     If a money judgment(s) in the aggregate of at least $250,000 is rendered against Borrower and is unsatisfied and unstayed for 30 days (but no Credit Extensions will be made before the judgment is stayed or satisfied); or

8.8	Misrepresentations.

     In the Bank’s reasonable judgement, if Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any communication delivered to Bank or to induce Bank to enter this Agreement or any Loan Document.

9	BANK’S RIGHTS AND REMEDIES

9.1	Rights and Remedies.

     When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

     (a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

     (b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

     (c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable:

     (d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank s license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

     (e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

     (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sate, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral. in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit; and

     (g) Dispose of the Collateral according to the Code.

9.2	Power of Attorney.

     Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to:( i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank’s appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until: all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3	Accounts Collection.

     When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4	Bank Expenses.

     If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5	Bank’s Liability for Collateral.

     If Bank complies with reasonable banking practices and Section 9-207 of the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bear all risk of loss, damage or destruction of the Collateral.

9.6	Remedies Cumulative.

     Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law. or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7	Demand Waiver.

     Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10	NOTICES

     All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement. Bank will use its good faith efforts to make sure notices are directed to the attention of the Chief Executive Officer and Chief Financial Officer. A party may change its notice address by giving the other party, written notice.

11	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

     California law governs the Loan Documents without regard to principles of conflicts of law, Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12	GENERAL PROVISIONS

12.1	Successors and Assigns.

     This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement.

12.2	Indemnification.

     Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3	Time of Essence.

     Time is of the essence for the performance of all obligations in this Agreement.

12.4	Severability of Provision.

     Each provision of this Agreement is severable from every other prevision in determining the enforceability of any provision.

12.5	Amendments in Writing, Integration.

     All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6	Counterparts.

     This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7	Survival.

     All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8	Confidentiality.

     In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank’s subsidiaries or affiliates in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers written agreement of the terms of this provision), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit and (v) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, if Bank does reasonably not know that the third party is prohibited from disclosing the information.

12.9	Attorneys’ Fees, Costs and Expenses.

     In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13	DEFINITIONS

13.1	Definitions.

     In this Agreement:

     “Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

     “Advance,” or “Advances” is a loan advance (or advances) under the Committed Revolving Line.

     “Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

     “Bank Expenses” are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or insolvency Proceedings).

     “Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

     “Borrowing Base” is 75% of Eligible Accounts as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may lower the percentage of the Borrowing Base after performing an audit of Borrower’s Collateral.

     “Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

     “Cash Management Services” are defined in Section 2.1.4.

     “Closing Date” is the date of this Agreement.

     “Code” is the Uniform Commercial Code, as applicable.

     “Collateral” is the property described on Exhibit A.

     “Committed Revolving Line” is $4,200,000 outstanding at any one time.

     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

     “Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

     “Credit Extension” is each Advance, Letter of Credit, Exchange Contract, or any other extension of credit by Bank for Borrower’s benefit.

     “Current Liabilities” are the aggregate amount of Borrower’s Total Liabilities which mature within one (1) year.

     “Eligible Accounts” are Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5; but Bank may reasonably change eligibility standards by giving Borrower 30 days prior written notice. Unless Bank agrees otherwise in writing, Eligible Accounts will not include:

     (a) Accounts that the account debtor has not paid thin 90 days (105 days for Accounts from Quanta) of invoice date;

     (b) Accounts for an account debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;

     (c) Credit balances over 90 days from invoice date;

     (d) Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, except for Quanta for which the percentage may be 45% for the amounts hat exceed that percentage, unless the Bank approves in writing.

     (e) Accounts for which the account debtor does not have its principal place of business in the United States; except Accounts owing from Samsung, LG Electronics, Compal, Acer, Quanta, Inventec, Panasonic, Arima and Foxconn and those pre-approved by Bank on a case by case basis

     (f) Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality;

     (g) Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

     (h) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

     (i) Accounts for which the account debtor is Borrower’s Affiliate, officer, employee, or agent;

     (j) Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

     (k) Accounts for which Bank reasonably determines after inquiry and consultation with Borrower collection to be doubtful.

     “Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

     “ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

     “FX Forward Contract” is defined in Section 2.1.3.

     “FX Reserve” is defined in Section 2.1.3.

     “GAAP” is generally accepted accounting principles.

     “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

     “Insolvency Proceeding” are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

     “Intellectual Property” is all of Borrower’s:

     (a) Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to us and all license fees and royalties from the use;

     (b) Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

     (c) All design rights which may be available to Borrower now or later created, acquired or held;

     (d) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual Property rights above;

     All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

     “Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

     “Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

     “Letter of Credit” is defined n Section 2.1.2.

     “Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

     “Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

     “Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

     “Material Adverse Change” is defined in Section 8.3.

     “Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

     “Patents” are patents, patent applications and like protections, including improvements, divisions. continuations, renewals, reissues, extensions and continuations-in-part of the same.

     “Permitted Indebtedness” is:

     (a) Borrower’s indebtedness to Bank under this Agreement or any other Loan Document;

     (b) Indebtedness existing on the Closing Date and shown on the Schedule;

     (c) Subordinated Debt;

     (d) Indebtedness to trade creditors incurred in the ordinary course of business;

     (e) indebtedness secured by Permitted Liens;

     (f) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

     (g) Other Indebtedness not otherwise permitted by Section 7.4 not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate outstanding at any time; and

     (h) Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not; increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

     “Permitted Investments” are:

     (a) Investments shown on the Schedule and existing on the Closing Date; and

     (b) (i) marketable direct obligations issued or unconditionally guaranteed by he United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rang from either Standard & Poor’s Corporation or Moody’s investors Service, Inc., and (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue, and (iv) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Bank;

     (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

     (d) Investments accepted in connection with Transfers permitted by Section 7,1;

     (e) Investments of Subsidiaries in or to other Subsidiaries or Borrower and investments by Borrower in Subsidiaries not to exceed $250,000 in the aggregate in any fiscal year;

     (f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

     (g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary, course of business;

     (h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates. in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary; and

     (i) Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed $250,000 in the aggregate in any fiscal year;

     “Permitted Liens” are:

     (a) Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

     (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

     (c) Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

     (d) Licenses or sublicenses granted in the ordinary course of Borrower’s business and any interest or title of a licensor or under any license or sublicense;

     (e) Leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;

     (f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

     (g) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

     (h) Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts; and

     (i) Other Liens not described above arising in the ordinary course of business and not having or not reasonably likely to have a material adverse effect on Borrower and its Subsidiaries taken as a whole.

     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

     “Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

     “Quick Assets” is, on any date, the Borrower’s consolidated, unrestricted cash, cash equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months determined according to GAAP.

     “Responsible Officer” is each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of Borrower.

     “Revolving Maturity Date” is August 29, 2002.

     “Schedule” is any attached schedule of exceptions.

     “Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

     “Subsidiary” is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

     “Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities.

     “Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

     “Trademarks” are trademark and servicemark rights, registered or not, .applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

BORROWER:

SYNAPTICS INCORPORATED

By: /s/ Russ J. Knittel

Title: Vice President and Chief Financial Officer

BANK:

SILICON VALLEY BANK

By: /s/ Rony L. Drake

Title: Vice President

EXHIBIT A

     The Collateral consists of all of Borrower’s right, title and interest in and to the following:

     All goods and equipment now Owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

     All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

     All contract rights and general intangibles (as such definitions may be amended from time to time according to the Code), now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind,;

     All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (as such definitions may be amended from time to time according to the Code) whether or not earned by performance, and any and all credit insurance. insurance (including refund) claims and proceeds, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

     All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter of credit rights, certificates of deposit, instruments and chattel paper and electronic chattel paper now owned or hereafter acquired and Borrower’s Books relating to the foregoing;

     All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

     All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

A-1

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of June 10, 2002, by and between Synaptics Incorporated (the “Borrower”) and Silicon Valley Bank (‘“Bank”).

1. DESCRIPTION OF EXISTING OBLIGATIONS: Among other Obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated August 30, 2001, as may be modified or amended from time to time, (the “Loan Agreement”). The Loan Agreement provides for, among other things, a Committed Revolving Line in the original principal amount of Four Million Two Hundred Thousand Dollars ($4,200,000). Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations.”

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and the Intellectual Property, Security Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modification(s) to Loan Agreement.

1.	Effective as of this date, the first sentence of subletter (a) under Section 2.3 entitled “Interest Rate, Payments” is hereby amended to read as follows:

Advances accrue interest on the outstanding principal balance at a per annum rate equal to the Prime Rate.

2.	Section 6.2 entitled “Financial Statements, Reports, Certificates” is hereby deleted in their entirety and replaced with the following:

(a) Borrower will deliver to Bank: (i) within 5 days of filing, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission; (ii) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $250,000 or more; (iii) budgets, sales projections, operating plans or other financial information Bank reasonably requests; and (iv) prompt notice of any material change in the composition of the Intellectual

Property in or to any Copyright, Patent or Trademark not shown in any intellectual property security agreement between Borrower and Bank or knowledge of an event that materially adversely affects the value of the Intellectual Property.

(b) Effective as of the month ending June 30, 2002 and at such times as Advances and/or Letters of Credit are outstanding, within 30 days after the last day of each month, Borrower will deliver to Bank a Borrower Base Certificate signed by a Responsible Officer in the form of Exhibit C, with aged listings of accounts receivable and accounts payable (by invoice date).

(c) Within 50 days after the last day of each quarter, Borrower will deliver to Bank a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D.

(d) Allow Bank to audit Borrower’s Collateral at Borrower’s expense, provided each audit shall not exceed $1,500. Such audits will be conducted no more often than every year unless an Event of Default has occurred and is continuing.

3.	Section 6.5 entitled “Primary Accounts” is hereby amended to read as follows:

Borrower will maintain its primary banking relationship with Bank, which relationship shall include Borrower maintaining account balances in any accounts at or through Bank representing at least 20% of all account balances of Borrower at any financial institution.

4.	Section 6.7 entitled “Financial Covenants” is hereby amended in its entirety to read as follows:

Borrower will maintain as of the last day of each quarter:

Quick Ratio. A ration of Quick Assets to Current Liabilities of at least 1.25 to 1.00.

5.	The following defined term under Section 13.1 entitled “Definitions” is hereby amended to read as follows:

“Revolving Maturity Date” is October 31, 2002.

B.	Waiver of Covenant Default(s).

1.	Bank hereby waives Borrower’s existing default under the Loan Agreement by virtue of Borrower’s failure to (i) submit to Bank its financial reports as required by Section 6.2 entitled “Financial Statements, Reports, Certificates” as of the months ended December 31, 2001 through

2

May 31, 2002 and (ii) comply with Section 6.6 entitled “Primary Accounts”. Bank’s waiver of Borrower’s compliance of these requirements shall apply only to the foregoing periods. Accordingly, Borrower shall be in compliance with Section 6.2 and Section 6.6 as of the month ending June 30, 2002, as amended herein.

Bank’s agreement to waive the above-described defaults (1) in no way shall be deemed an agreement by the Bank to waive Borrower’s compliance with the above-described covenants as of all other dates and (2) shall not limit or impair the Bank’s right to demand strict performance of these covenants as of all other dates and (3) shall not limit or impair the Bank’s right to demand strict performance of all other covenants as of any date.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against paying any of the Obligations.

6. CONCERNING REVISED ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE. The Borrower affirms and reaffirms that notwithstanding the terms of the Security Documents to the contrary, (i) that the definition of “Code,” “UCC” or “Uniform Commercial Code” as set forth in the Security Documents shall be deemed to mean and refer to “the Uniform Commercial Code as adopted by the State of California, as may be amended and in effect from time to time and (ii) the Collateral is all assets of the Borrower. In connection therewith, the Collateral shall include, without limitation, the following categories of assets as defined in the Code: goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts (including health-care-insurance receivables, and license fees), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, general intangibles (including payment intangibles and software), supporting obligations and any and all proceeds of any thereof, wherever located, whether now owned or hereafter acquired.

7. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this

3

Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:	BANK:

SYNAPTICS INCORPORATED	SILICON VALLEY BANK

By: /s/ Russ J. Knittel	By: /s/ Tom Smith
Name: Russ J. Knittel	Name: Tom Smith
Title: Chief Financial Officer	Title: Senior Relationship Manager

4

SILICON VALLEY BANK

PRO FORMA INVOICE FOR LOAN CHARGES

BORROWER:	SYNAPTICS INCORPORATED
LOAN OFFICER:	Tom Smith
DATE:	June 5, 2002
	Documentation Fee	$250.00 (Waived)
	TOTAL FEE DUE	$0.00

Please indicate the method of payment:

     {  } A check for the total amount is attached.

     {  } Debit DDA #              for the total amount.

     {  } Loan proceeds

SYNAPTICS INCORPORATED

(Date)

/s/Tom Smith
Silicon Valley Bank	(Date)
Account Officer’s Signature

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LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of October 17, 2002, by and between Synaptics Incorporated (the “Borrower”) and Silicon Valley Bank (‘“Bank”).

1. DESCRIPTION OF EXISTING OBLIGATIONS: Among other Obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated August 30, 2001, as may be amended from time to time, (the “Loan Agreement”). The Loan Agreement provides for, among other things, a Committed Revolving Line in the original principal amount of Four Million Two Hundred Thousand Dollars ($4,200,000). Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations.”

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and the Intellectual Property Security Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modification(s) to Loan Agreement.

1.	The following defined term under Section 13.1 entitled “Definitions” is hereby amended to read as follows:

“Revolving Maturity Date” is November 30, 2002.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against paying any of the Obligations.

6. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

     This Loan Modification Agreement is executed as of the date first written above.

BORROWER:	BANK:

SYNAPTICS INCORPORATED	SILICON VALLEY BANK

By: /s/ Russ J. Knittel	By: /s/ Tom Smith
Name: Russ J. Knittel	Name: Tom Smith
Title: Senior Vice President and Chief Financial Officer	Title: Senior Vice President

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LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of November 25, 2002, by and between Synaptics Incorporated (the “Borrower”) and Silicon Valley Bank (‘“Bank”).

1. DESCRIPTION OF EXISTING OBLIGATIONS: Among other Obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated August 30, 2001, as may be modified or amended from time to time, (the “Loan Agreement”). The Loan Agreement provides for, among other things, a Committed Revolving Line in the original principal amount of Four Million Two Hundred Thousand Dollars ($4,200,000). Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations.”

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and the Intellectual Property Security Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modification(s) to Loan Agreement.

1.	Subletter (a) under Section 2.1.1 entitled “Revolving Advances” is hereby deleted in its entirely and replaced with the following:

(b) Bank will make Advances not exceeding the Committed Revolving line minus (i) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (ii) the FX Reserve, and minus (iii) all amounts for services utilized under the Cash Management Services Sublimit. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

2.	Section 2.1.2 entitled “Letters of Credit Sublimit” is hereby deleted in its entirety and replaced with the following:

Bank will issue or have issued Letters of Credit for Borrower’s account not exceeding the Committed Revolving Line minus (i) the outstanding principal balance of the Advances, minus (ii) all amounts for services utilized under the Cash Management Services Sublimit, and minus (iii) the FX Reserve; however, the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may not exceed

$4,200,000. Each Letter of Credit will have an expiry date of no later than 180 days after the Revolving Maturity Date, but Borrower’s reimbursement obligation will be secured by cash on terms acceptable to Bank at any time after the Revolving Maturity Date if the term of this Agreement is not extended by Bank. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

3.	Section 2.1.3 entitled “Foreign Exchange Sublimit” is hereby deleted in its entirety and replaced with the following:

If there is availability under the Committed Revolving Line, then Borrower may enter in foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”). Bank will subtract 10% of each outstanding FX Forward Contract from the foreign exchange sublimit which is a maximum of $4,200,000 (the “FX Reserve”). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve. Bank may terminate the FX Forward Contracts if an Event of Default occurs and is continuing.

4.	Section 2.2 entitled “Overadvances” is hereby deleted in its entirety and replaced with the following:

If Borrower’s Obligations under Section 2.1.1, 2.1.2, 2.1.3 and 2.1.4 exceed the Committed Revolving Line, Borrower must immediately pay Bank the excess.

5.	Subletter (b) under Section 6.2 entitled “Financial Statements, Reports, Certificates” is hereby deleted in its entirety and replaced with the words “Intentionally Left Blank.”

6.	Subletter (d) under Section 8.2 entitled “Financial Statements, Reports, Certificates” is hereby deleted in its entirety and replaced with the following:

(d) Allow Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits will be conducted only at such times as an Event of Default has occurred and is continuing.

7.	Section 6.6 entitled “Primary Accounts” is hereby amended to read as follows:

Borrower will maintain its primary banking relationship with Bank, which relationship shall include Borrower maintaining account balances in any accounts at or through Bank representing at least 10% of all account balances of Borrower at any financial institution.

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8.	Section 6.7 entitled “Financial Covenants” is hereby deleted in its entirety and replaced with the following:

Borrower will maintain as the last day of each quarter:

Tangible Net Worth. A Tangible Net Worth of at least, $55,000,000

9.	The following defined terms under Section 13.1 entitled “Definitions” are hereby amended and/or deleted to read as follows:

“Borrowing Base” is hereby deleted in its entirety.

“Eligible Accounts” is hereby deleted in its entirety.

“Revolving Maturity Date” is November 29, 2003.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against paying any of the Obligations.

6. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

     This Loan Modification Agreement is executed as of the date first written above.

BORROWER:	BANK:

SYNAPTICS INCORPORATED	SILICON VALLEY BANK

By: /s/Russ J. Knittel	By: /s/ Tom Smith
Name: Russ J. Knittel	Name: Tom Smith
Title: Senior Vice President and Chief Financial Officer	Title: Senior Relationship Manager

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LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of November 19, 2003, by and between Synaptics Incorporated (the “Borrower”) and Silicon Valley Bank (‘“Bank”).

1. DESCRIPTION OF EXISTING OBLIGATIONS: Among other Obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated August 30, 2001, as may be modified or amended from time to time, (the “Loan Agreement”). The Loan Agreement provides for, among other things, a Committed Revolving Line in the original principal amount of Four Million Two Hundred Thousand Dollars ($4,200,000). Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations.”

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and the Intellectual Property, Security Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modification(s) to Loan Agreement.

1.	Section 6.7 entitled “Financial Covenants” is hereby deleted in its entirely and replaced with the following:

Borrower will maintain as of the last day of each quarter:

Tangible Net Worth. A Tangible Net Worth of at least $70,000,000.

2.	Section 6.8 entitled “Registration of Intellectual Property Rights” is hereby amended in its entirety to read as follows:

Borrower shall not register any Copyrights or Mask Works with the United States Copyright Office unless it: (i) has given at least fifteen (15) days’ prior notice to Bank of its intent to register such Copyrights or Mask Works and has provided Bank with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (ii) executes a security agreement or such other documents as Bank may reasonably request in order to maintain the perfection and priority of Bank’s security interest in the Copyrights proposed to be registered with the United States Copyright Office; and (iii) records such security documents with the United States Copyright Office contemporaneously with filing the Copyright application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank a copy of the Copyright application(s) filed with the United States Copyright Office, together with evidence of the recording of the security documents necessary for Bank to maintain the perfection and priority of its security interest in such Copyrights or Mask Works. Borrower shall provide written notice to Bank of any application filed by Borrower in the United States Patent Trademark Office for a patent or to register a Trademark or service mark within 30 days of any such filing.

Borrower will (i) protect, defend and maintain the validity and enforceability of the intellectual Property and promptly advise Bank in writing of material infringements and (ii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

3.	Section 7.3 entitled “Mergers or Acquisitions” is hereby amended to read as follows:

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement.

4.	The following defined terms under Section 13.1 entitled “Definitions” are hereby amended to read as follows:

“Committed Revolving Line” is an Advance of up to $10,000,000.

“Revolving Maturity Date” is November 28, 2004.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against paying any of the Obligations.

6. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It

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is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

     This Loan Modification Agreement is executed as of the date first written above.

BORROWER:	BANK:

SYNAPTICS INCORPORATED	SILICON VALLEY BANK

By: /s/ Russ J. Knittel	By: /s/Tom Smith
Name: Russ J. Knittel	Name: Tom Smith
Title: Chief Financial Officer	Title: Senior Vice President

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SILICON VALLEY BANK

PRO FORMA INVOICE FOR LOAN CHARGES

BORROWER:	SYNAPTICS INCORPORATED
LOAN OFFICER:	Tom Smith
DATE:	November 20, 2003
	Documentation Fee	$250.00 (Waived)
	TOTAL FEE DUE	$0.00

Please indicate the method of payment:

     {  } A check for the total amount is attached.

     {  } Debit DDA #              for the total amount.

     {  } Loan proceeds

SYNAPTICS INCORPORATED

/s/ Russ J. Knittel

(Date)

/s/Tom Smith
Silicon Valley Bank	(Date)
Account Officer’s Signature

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LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of November 28, 2004, by and between Synaptics Incorporated (the “Borrower”) and Silicon Valley Bank (“Bank”).

1. DESCRIPTION OF EXISTING OBLIGATIONS: Among other Obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated August 30, 2001, as may be modified or amended from time to time, (the “Loan Agreement”). The Loan Agreement provides for, among other things, a Committed Revolving Line in the original principal amount of Four Million Two Hundred Thousand Dollars ($4,200,000). The Loan Agreement has been modified pursuant to, among other documents, a Loan Modification Agreement dated November 19, 2003, pursuant to which, among other things, the Committed Revolving Line was increased Ten Million Dollars ($10,000,000). Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations.”

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and the Intellectual Property Security Agreement (the “IP Agreement”). The IP Agreement is being released pursuant to the terms of this Agreement. Concurrently herewith, Borrower agrees not to encumber any of its Intellectual Property.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modification(s) to Loan Agreement.

1.	Section 6.7 entitled “Financial Covenants” is hereby deleted in its entirety and replaced with the following:

Borrower will maintain as of the last day of each quarter:

Tangible Net Worth. A Tangible Net Worth of at least $80,000,000.

2.	Borrower has notified Bank that it is in the process of conducting a financing through a convertible note offering in the amount of up to $130,000,000 (the “Transaction”). Borrower has requested that Bank approve the Transaction, the consummation of which might otherwise constitute a default under Section 7.4 of the Loan Agreement.

This Loan Modification Agreement will serve as Bank’s consent to the Transaction solely for the purposes of Section 7.4 of the Loan Agreement. Bank’s consent to the Transaction: (1) shall not limit or impair the Bank’s right to demand strict performance of this covenant or provisions as set forth in the Loan Agreement following consummation of the Transaction; and (2) shall not limit or impair the Bank’s right to demand strict performance of all other covenants and provisions set forth in the Loan Agreement, at all times. Bank’s agreement to consent to the Transaction solely for the purposes of the above specifically referenced provision of the Loan Agreement shall in no way obligate Bank to make any future consents, waivers, or modifications to the Loan Agreement.

3.	The following defined terms under Section 13.1 entitled “Definitions” are hereby amended to read as follows:

“Committed Revolving Line” is an Advance of up to $15,000,000.

“Revolving Maturity Date” is November 27, 2005.

4.	As of the date hereof, Bank agrees to terminate the IP Agreement and release its filings with the United States Patent and Trademark office and the Register of Copyrights with respect to Borrower’s Intellectual Property provided no Event of Default has occurred or is continuing and provided further that Borrower has agreed not to encumber any of its Intellectual Property.

5.	Exhibit “A” of the Loan Agreement is hereby amended and replaced with the Exhibit “A” attached hereto and made a part hereof.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against paying any of the Obligations.

6. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

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     This Loan Modification Agreement is executed as of the date first written above.

BORROWER:	BANK:

SYNAPTICS INCORPORATED	SILICON VALLEY BANK

By: /s/ Russell J. Knittel	By: /s/ Tom Smith
Name: Russell J. Knittel	Name: Tom Smith
Title: Senior Vice President and Chief Financial Officer	Title: Senior Relationship Manager

3

SILICON VALLEY BANK

PRO FORMA INVOICE FOR LOAN CHARGES

BORROWER:	SYNAPTICS INCORPORATED
LOAN OFFICER:	Tom Smith
DATE:	November 28, 2004
	Documentation Fee	$250.00 (Waived)
	TOTAL FEE DUE	$0.00

Please indicate the method of payment:

     {  } A check for the total amount is attached.

     {  } Debit DDA #              for the total amount.

     {  } Loan proceeds

SYNAPTICS INCORPORATED

/s/Russ J. Knittel	11-30-2004

(Date)
/s/ Tom Smith

Silicon Valley Bank	(Date)
Account Officer’s Signature

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EXHIBIT A

     The Collateral consists of all of Borrower’s right, title and interest in and to the following whether owned now or hereafter arising and whether the Borrower has rights now or hereafter has rights therein and wherever located:

     All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

     All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

     All contract rights and general intangibles (as such definitions may be amended from time to time according to the Code), now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

     All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (as such definitions may be amended from time to time according to the Code) whether or not earned by performance, and any and all credit insurance, insurance (including refund) claims and proceeds, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

     All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter of credit rights, certificates of deposit, instruments and chattel paper and electronic chattel paper now owned or hereafter acquired and Borrower’s Books relating to the foregoing;

     All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

A-1

     All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

     Notwithstanding the foregoing, the Collateral shall not be deemed to include any copyrights, copyright applications, copyright registration and like protection in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, trademarks, servicemarks and applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized by such trademarks, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damage by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”), except that the Collateral shall include the proceeds of all the Intellectual Property that are accounts, (i.e. accounts receivable) of Borrower, or general intangibles consisting of rights to payment, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property.

     Borrower and Bank are parties to that certain loan and security agreement, whereby Borrower, in connection with Bank’s loan or loans to Borrower, has agreed, among other things, not to sell, transfer, assign, mortgage, pledge, lease grant a security interest in, or encumber any of its Intellectual Property, without Bank’s prior written consent.

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